Exhibit 10.11

April 11, 2011

Mr. Avrohom Oratz

45 Broadway

New York, New York 10006

Dear Mr. Oratz:

Reference is made to that certain Employment Agreement (the “Agreement”) dated as of June 1, 2010 by and between the Company and yourself.  In light of your recent election as President and Chief Executive Officer, said Agreement is hereby amended effective April 8, 2011 as follows.

1.

Your title shall be President and Chief Executive Officer.

2.

Paragraph 3.1 of the Agreement is amended to read as follows:

“3.1

For all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of One  Hundred and Sixty Five  Thousand and 00/100 Dollars ($165,000.00) per annum (the "Base Salary"), payable in equal bi-monthly installments or 26 pay periods per year.  The amount of the Base Salary shall be reviewed on an annual basis by the Compensation Committee of the Company.  No such change shall in any way abrogate, alter, terminate or otherwise effect the other terms of this Agreement.”

3.

Paragraph 4.2 of the Agreement is amended to read as follows:

“4.2

During the Term of this Agreement, Executive shall serve as the President and Chief Executive Officer of the Company and in such other capacity as determined by the Board of Directors.  In the performance of all of his responsibilities hereunder, Executive shall be subject to all of the Company's policies, rules, and regulations applicable to its employees of comparable status and shall report directly to, and shall be subject to, the direction and control of the Board of Directors and shall perform such duties as shall be assigned to him by the Board of Directors.  In performing such duties, Executive will be subject to and abide by, and will use his best efforts to cause other employees of the Company to be subject to and abide by, all policies and procedures developed by the Company's Executive Officers, Board of Directors or its Executive Committee.”

As hereby modified and amended, the Agreement is deemed in full force and effect.

Very truly yours,

ABSOLUTE LIFE SOLUTIONS, INC.

/s/ Chaim Loeb

By:

Chaim Loeb

Chairman Compensation Committee

CONSENTED TO:

/s/ Avrohom Oratz

AVROHOM ORATZ